Exhibit 23.10

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-155638) of Sharps Compliance Corp. of our report dated September 22, 2009, with respect to the consolidated financial statements of Sharps Compliance Corp. and Subsidiaries as of June 30, 2009 and 2008, and for the years then ended, included in this Annual Report on Form 10-K for the year ended June 30, 2009.

/s/ UHY LLP

Houston, Texas
September 22, 2009